Exhibit C

Apollo Funds Complex

Rule 17g-1 Fidelity Bond Filing

Amount of Single Insured Bond for Joint Insureds

Period of Coverage: April 5, 2022 to April 5, 2023

Fund	Single Insured Bond Coverage
Apollo Senior Floating Rate Fund Inc.	$750,000
Apollo Tactical Income Fund Inc.	$750,000